Exhibit 10.34

REVISED SUMMARY OF COMPENSATION ARRANGEMENT

APPLICABLE TO THE COMPANY’S NON-EMPLOYEE DIRECTORS

As of March 12, 2007, the following represents the compensation program for non-employee directors of NMT Medical, Inc. (the “Company”) who are not otherwise compensated by the Company:

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an option to purchase 20,000 shares of the Company’s Common Stock (the “Common Stock”) upon initial election and an option to purchase 5,000 shares (7,000 shares for the Company’s Lead Director) of Common Stock annually thereafter upon re-election at the Company’s annual meeting of stockholders;

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following each annual meeting of stockholders, each eligible director who served as a member of a committee of the Board of Directors during the preceding fiscal year is granted an additional option to purchase (i) 2,000 shares of Common Stock if such director served as chairperson of such committee or (ii) 1,000 shares of Common Stock if such director did not serve as chairperson of such committee;

•	$15,000 ($18,000 for the Company’s Lead Director) per year for their services as directors;

•	$2,000 ($2,500 for the Company’s Lead Director) for each meeting of the Board of Directors that they attend in person;

•	$1,000 ($1,250 for the Company’s Lead Director) for each telephonic meeting of the Board of Directors that they participate in;

•	$1,000 ($1,500 for each committee chairperson) for each board committee meeting that they attend in person;

•	$500 ($750 for each committee chairperson) for each telephonic board committee meeting that they participate in; and

•	expense reimbursement for attending Board of Directors and board committee meetings.